[Allmerica Financial - First Allmerica Financial Life Insurance Company
                                  letterhead]



                                        October 10, 2003


Robert P. Restrepo, Jr.


Dear Bob:

You and First Allmerica Financial Life Insurance Company (the "Company") have been discussing the status of your loan from AMGRO, Inc. which is set forth in a certain Credit Line Promissory Note (the "Note") dated February 5, 2001. You have agreed that the Company may apply against the Note the 21,796 shares of Allmerica Financial Corporation stock which is currently vested, but deferred, by you. You and the Company have further agreed that the Company will withhold 6,865 shares to satisfy federal and state withholding taxes that will be due upon these shares. Thus, you and the Company agree that 14,931 shares shall be applied by the Company to reduce the amount outstanding pursuant to the terms of the Note. You and the Company agree that the value that will be ascribed to the shares shall be the closing price of Allmerica Financial Corporation stock at the close of trading on Friday, October 10th.

By signing below, you hereby authorize the Company to apply the shares as set forth above.

                                        Very truly yours,

                                        First Allmerica Financial Life
                                        Insurance Company

                                        By: /s/Bruce C. Anderson
                                            --------------------
                                               Bruce C. Anderson
                                               Vice President



Agreed and accepted this 10th day of
October, 2003.


/s/Robert P. Restrepo, Jr.
--------------------------
   Robert P. Restrepo, Jr.